HC CAPITAL TRUST
MARKETING AND SERVICE PLAN
1. Introduction and Purpose.
This Marketing and Service Plan (sometimes referred to herein as the “Plan”) has been by vote of a majority of the members of the Board of Trustees (“Board”) of HC Capital Trust (the “Trust”), including a majority of those Trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Qualified Trustees”).
The Trust is an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”), currently offers fifteen separate series of shares (each, a “Portfolio” and collectively, the “Portfolios”), each of which offers a class of shares (the “HC Strategic Shares”).
HC Capital Solutions (“HC”) has been approached by financial institutions (the “Third Party Institutions”) seeking to access the Portfolios on behalf of customers (collectively “Discretionary Clients”) who have delegated investment discretion to such financial institutions. To accommodate such Third Party Institutions, HC has recommended, and the Board has approved, the creation of a second class of shares, HC Advisors Shares (the “Covered Class”) which Covered Class will be made available by the Trust to Third Party Institutions that will, in turn, hold interests in the Covered Class on behalf of Discretionary Clients.
The Board of Trustees (i) has determined that it would be in the best interests of the Portfolio to permit the Portfolios to bear certain expenses in connection with the marketing of the Covered Class to Third Party Institutions and the provision of certain services to Third-Party Institutions; and (ii) has, in accordance with the provisions of Rule 12b-1 of the 1940 Act, adopted a this Marketing and Service Plan with respect to the Covered Class.
2. Compensation.
     In consideration of services (the “Covered Services”) as set forth below, the Trust shall pay to HC, a fee (the “Plan Fee”) of up to 0.25% annually of the average daily net assets attributable to any Covered Class. The Plan Fee is not tied exclusively to actual expenses incurred by HC in performing Covered Services and the Plan Fee may exceed then such expenses. The Plan Fee shall be calculated daily based upon the average daily net assets of each Portfolio attributable to such Portfolio’s Covered Class, and such fee shall be charged only to such Covered Class. For the month and year in which this Marketing and Service Plan becomes effective or terminates, there shall be an appropriate proration of the Plan Fee on the basis of the number of days that the Plan is in effect during the month and year, respectively.
3. Services.
     (a) The Plan Fee is intended to compensate HC for expenses associated with the (i) oversight and coordination of those organizations, including the Administrator, Transfer Agent, Fund Accounting Agent and principal underwriter (collectively, “Service Organizations”) retained by the Trust in connection with the distribution of shares of the Covered Class to Third Party Institutions that will, in turn, hold shares of one or more of the Covered Classes for the benefit of their Discretionary Clients; and (ii) the provision of shareholder services to such Third Party Institutions. Such oversight, coordination and shareholder services may include, but are not limited to, the following:

(i)	Services associated with the provision of prospectuses, statements of additional information, any supplements thereto and shareholder reports relating to the Covered Class and to be provided to Third Party Institutions;

(ii)	Obtaining information and providing explanations to Third Party Institutions (and, if requested to do so by a Third Party Institution that would be permitted to acquire shares of a Covered Class as outlined in the Section 1 and if acceptable to HC, to Discretionary Clients of such institutions) regarding the investment objectives and policies of the respective Portfolios, as well as other information appropriate information about the Covered Class and the Portfolios;

(iii)	Coordination and oversight of the accounting and record-keeping processes as they relate to the Covered Class and responding in inquires from Third Party Institutions that are holder of record of shares of Covered Class through “f/b/o” or “omnibus accounts” and coordination of administrative services for the Covered Class (e.g. in connection with proxy solicitations; distribution of periodic shareholders reports); and compliance with applicable regulations as they related to Covered Class (e.g. Rule 22c-2 and anti-money laundering procedures).

(iv)	Any other activity that the Board determines is primarily intended to result in the sale of shares of a Covered Class or to provide appropriate services to a Third Party Institution.
(b) Payments of the Plan Fee must be in consideration of services rendered for or on behalf of the Covered Class of the respective Portfolios. Expenses may be paid directly by HC for the provision of the types of distribution services described in sub-section (a) above or for financing.
(c) It is acknowledged that HC and other parties that receive fees from the Trust may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with the shares of a Covered Class or any Portfolio out of its past profits or sources other than the Plan Fee that are available to it.
3. Periodic Reporting.
During the existence of this Marketing and Service Plan, HC shall prepare, and the Board shall review, at least quarterly, reports on a quarterly basis showing amounts expended under the Plan and the purposes for which those expenditures were made. Such reports shall set forth amounts paid to HC and such other information as from time to time shall be reasonably requested by the Board.
4. Approval of Plan.
This Marketing and Servicing Plan will become effective (i) following its approval by (a) a majority of the Trustees, and of the Qualified Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on its adoption; and (b) on the date on which a prospectus relating to the Covered Class becomes effective.
5. Continuance.
This Marketing and Service Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the trustees, and of the Qualified Trustees, pursuant to a vote cast in person at a meeting called for such purpose or by the vote of at least a majority of the outstanding voting securities of the Class.

6. Additional Classes and Series.
This Marketing and Service Plan may be applicable with respect to investment portfolios (and classes of such future portfolios) so long as it is approved with respect to such future portfolios and classes in the manner contemplated by Rule 12b-1 under the 1940 Act.
7. Termination.
This Marketing and Service Plan may be terminated at any time without penalty with respect to any or all of the Covered Class by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding voting securities of the Class.
8. Amendment.
This Marketing and Service Plan may not be amended to increase materially the amount to be paid to HC with respect to a Covered Class without the vote of a majority of the outstanding voting securities of such Covered Class. All material amendments to this Plan must in any event be approved by a vote of a majority of the trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose.
9. Selection of Non-Interested Trustees.
So long as this Plan is in effect, the selection and nomination of those trustees who are not “interested persons” of the Trust will be committed to the discretion of the trustees who are not themselves “interested persons”.
10. Recordkeeping.
The Trust will preserve copies of this Plan, any agreement that may be deemed to be related to this Plan within the meaning of Rule 12b-1, and all reports made pursuant to Section 3 above for a period of not less than six (6) years from the date of this Marketing and Service Plan, any such related agreement or any such report, as the case may be, the first two (2) years in an easily accessible place.
11. Limitation of Liability.
Any obligation of the Trust hereunder shall be binding only upon the assets of the Covered Class and shall not be binding on any trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any trustee or upon any shareholder.
12. Definitions.
The terms “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the Act and the rules and regulations thereunder.
13. Severability; Separate Action.
If any provision of this Marketing and Service Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Marketing and Service Plan shall not be affected thereby. Action shall be taken separately for the respective portfolio or class as the Act or the rules thereunder so require.
Adopted December 10, 2009, revised March 8, 2010 — to reflect Trust and Adviser name change.